As filed with the Securities and Exchange Commission on February 14, 2007

Registration No. 33-23852

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

PROVENA FOODS INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation or organization)

95-2782215

(I.R.S. Employer Identification No.)

5010 Eucalyptus Avenue, Chino, California 91710

(Address, including zip code, of registrant’s principal executive offices)

1987 Stock Option Plan

1988 Stock Purchase Plan

(Full title of the plans)

Brian D. Johnson, Esq.

Hormel Foods Corporation

1 Hormel Place

Austin, Minnesota 55912

(507) 437-5220

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Robert A. Rosenbaum, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

(612) 340-2600

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 33-23852) of Provena Foods Inc., a California corporation (the “Company”), filed on August 17, 1988, pertaining to 261,704 shares of the Company’s common stock issuable under the Company’s 1987 Stock Option Plan and 250,000 shares of the Company’s common stock issuable under the Company’s 1988 Stock Purchase Plan.

On December 15, 2006, Crumbles Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Hormel Foods Corporation (“Hormel Foods”), a Delaware corporation, merged (the “Merger”) with and into the Company, pursuant to the terms of an Agreement and Plan of Merger, dated as of September 6, 2006, by and among Hormel Foods, the Company and Merger Sub (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”) was converted into the right to receive 0.08 shares of Hormel Foods common stock, par value $0.0586 per share, and cash in lieu of fractional shares (collectively, the “Merger Consideration”).  As a result of the Merger, the Company became a wholly owned subsidiary of Hormel Foods.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding option to purchase common stock of the Company, whether or not exercisable at the Effective Time, was cancelled and the holders received a cash payment equal to $0.50 multiplied by the number of shares of Company common stock issuable upon exercise of the Company stock options.  In addition, at the Effective Time, each restricted share of Company common stock became fully vested and, like all other shares of Company common stock in the Merger, was converted into the Merger Consideration.

Therefore, as of the Effective Time, the Company’s stock option plan and employee stock purchase plan have been terminated and all outstanding rights under such plans have been converted as described above and the Company hereby removes from registration the shares of common stock of the Company registered pursuant to this Registration Statement and any additional securities registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on February 14, 2007.

PROVENA FOODS INC.

By:	/s/ Gary J. Ray
Name: Gary J. Ray
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on the 14th day of February, 2007.

Signature	Title

/s/ Gary J. Ray	Chief Executive Officer , Chairman of the Board and Director
Gary J. Ray	(principal executive officer)

/s/ Jody H. Feragen	Chief Financial Officer, Senior Vice President and Director
Jody H. Feragen	(principal financial and accounting officer)

/s/ Frank L. Kubesh	Director
Frank L. Kubesh

/s/ Brian D. Johnson	Director
Brian D. Johnson